Ralph W. Babb Jr. to Retire;
Curtis C. Farmer to be Named Comerica Chairman
DALLAS / November 5, 2019 - Comerica Incorporated today announced that Ralph W. Babb Jr., Executive Chairman, Comerica Incorporated and Comerica Bank, will retire on December 31, 2019. Babb will be succeeded by Curtis C. Farmer, President and Chief Executive Officer (CEO), Comerica Incorporated and Comerica Bank, who will assume the additional title of Chairman, effective January 1, 2020.

“I am so grateful for Ralph’s mentorship through the years and look forward to serving Comerica as the President, CEO and Chairman of the Board," said Farmer. "Ralph leaves a remarkable legacy. He navigated Comerica through times of great prosperity and during challenging economic cycles with transparency, stewardship and integrity. His leadership and approach to business will be ingrained in Comerica’s culture for years to come.”

“It is fitting that during Comerica’s 170th year in business, we name a new leader who has Curt’s vision, strong management style and relationship-based approach to banking,” said Babb. “Curt’s character, ability to be innovative and strong decision-making skills, are what is needed as Comerica begins a new era. I’m confident that under Curt’s direction and influence Comerica will continue to raise the expectations of what a bank can be.”

Babb Background
Babb has had a distinguished 41-year career in financial services. He joined Comerica in 1995 as Executive Vice President and Chief Financial Officer. He was named a Vice Chairman in 1999. He was named President and CEO in January 2002, completed his service as CFO in April of that year and added the title of Chairman in October 2002. He completed his service as President on April 29, 2015, and his service as CEO on April 23, 2019.

Babb serves as a board member of the Southwestern Medical Foundation and is an advisory board member for the SMU Cary M. Maguire Center for Ethics and Public Responsibility.

Farmer Background
Farmer was named Comerica’s CEO in April 2019, responsible for the Business Bank, Retail Bank, Wealth Management, Credit, Marketing, Technology and Operations, and to the company’s Board of Directors in July 2018.

“Curt promotes an environment of collaboration at Comerica and leads with integrity. Community involvement, diversity and inclusion, and nurturing our customer relationships are all values by which our team operates, and Curt embraces these critical principles and keeps them at the forefront of our business strategy,” said Babb

Farmer joined Comerica as Executive Vice President of Wealth Management in 2008, from Wachovia Bank, where he spent 23 years, most recently serving as Executive Vice President and Wealth Management Director. He was named Vice Chairman of Comerica's Retail Bank and Wealth Management divisions in 2011, and was named President, Comerica Incorporated and Comerica Bank in 2015, adding the Business

Bank to his areas of responsibility. In 2018, Farmer’s responsibilities expanded to include Technology and Operations. In 2019, his responsibilities expanded again to include Credit.

Farmer holds a bachelor's degree from Wake Forest University, where he also earned his master’s degree in business administration. Active in the community, Farmer's board affiliations include Wake Forest University and the Circle 10 Council of the Boys Scouts of America, where he currently serves as President.

About Comerica
Comerica Incorporated (NYSE: CMA) is a financial services company headquartered in Dallas, Texas, and strategically aligned by three business segments: The Business Bank, The Retail Bank, and Wealth Management. Comerica focuses on relationships, and helping people and businesses be successful. In addition to Texas, Comerica Bank locations can be found in Arizona, California, Florida and Michigan, with select businesses operating in several other states, as well as in Canada and Mexico. Comerica reported total assets of $73 billion at September 30, 2019, and celebrated its 170th anniversary in August 2019.

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